Exhibit 99.1

Patriot National Bancorp continues growth trend, Second quarter 2018 Net Income is $1.0 Million; Loans and deposits continue to expand with Prime acquisition; Declares quarterly dividend

STAMFORD, Conn., Aug. 06, 2018 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. (“Patriot”, “Bancorp”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced quarterly pre-tax earnings of $1.4 million and quarterly net income of $1.0 million, or $0.26 per fully diluted share for the quarter ended June 30, 2018.

Patriot’s second quarter net income includes $592 thousand of expenses related to the acquisition costs associated with Prime Bank and Hana Small Business Lending (“Hana SBL”) and, as a result, was essentially unchanged from the $1.1 million, $0.27 per fully diluted share, reported in the first quarter.  Net income for the quarter was 29% higher than the $804 thousand, $0.21 per share, reported for the same quarter a year ago.  For the six months ended June 30, 2018, net income was $2.1 million, or $0.54 per fully diluted share, as compared with $2.5 million, or $0.65 per fully diluted share, for the first half of 2017.

The year-to date net income is not comparable to the same period last year due to a material credit recovery that was recognized in the first quarter of 2017 and material non-recurring acquisition-related expenses recognized in the current year. Pre-tax earnings reported for the second and first quarter 2018 included non-recurring transaction expenses of $592 thousand and $523 thousand, respectively, which were associated with the Prime acquisition closed in May 2018 and the Hana SBL acquisition that is underway. These non-recurring expenses will cease once the acquisitions are consummated and the acquired companies are fully integrated.

On May 10, 2018 Patriot completed its acquisition of Prime Bank. The closing of the transaction adds a new Patriot branch located in the Town of Orange, New Haven County, Connecticut.  In addition, on July 2nd, 2018 Patriot announced the successful completion of a $10 million subordinated debt offering, which closed on June 29, 2018.  The funds were raised in connection with the pending Hana SBL acquisition and for general corporate purposes.

CEO Michael Carrazza stated: “We are pleased with the execution of our planned initiatives for the first half of 2018, while core earnings and assets continue to grow.  We have followed 2017, the best earnings year in Patriot’s history, with a very strong first half of 2018.  Quarterly income includes material transaction-related costs, which will taper off; we are confident these investments will bear much fruit into the second half of 2018 and then the full year of 2019 and beyond.”

Mr. Carrazza added: “The results show the strategies we have been implementing since mid-2016, including key additions to our executive team and a re-focusing on our core strengths in commercial lending and retail banking, are the right initiatives for Patriot, enabling the Bank to achieve a pattern of consistent earnings improvement.”

Richard Muskus, Patriot’s President, added: “The successful completion of the Prime transaction represents another critical step in further building Patriot into a leading community bank.  We look forward to executing additional growth strategies, including the expansion into a national SBA lending platform, and the continued building of our retail banking presence.”

Patriot also announced today the declaration of its fifth consecutive quarterly dividend of $0.01 per fully diluted share. The record date for this quarterly dividend will be August 17, 2018 with a dividend payment date of August 24, 2018.

Financial Results

As of June 30, 2018, total assets increased to $930 million, as compared to $870 million at March 31, 2018 and $773 million at June 30, 2017, for a total asset growth of 20% in the one-year period.  Net loans receivable totaled $751 million, up 5% over $718 million at March 31, 2018, and up 12% over $673 million at June 30, 2017. Deposits continued to grow to $712 million at June 30, 2018, as compared to $655 million at March 31, 2018 and $562 million at June 30, 2017.

All of these balance sheet categories were positively impacted by the completed merger with Prime Bank, which added total assets of $61.6 million, deposits of $46.2 million and loans of $21.6 million as of the acquisition date.

Net interest income was $7.0 million in the quarter, essentially unchanged from the prior quarter and up 12% over $733 thousand from the corresponding 2017 period. Net interest income of $14.1 million in the year-to-date period was 19% higher than the $11.8 million in the six month period ended June 30, 2017.

Net interest margin was 3.34% for the second quarter of 2018, as compared to 3.55% in the prior quarter and 3.61% for the second quarter of 2017.

The provision for loan losses in the quarter was $50 thousand, as compared to $260 thousand in the prior quarter of 2017. The year-to-date provision for loan losses was $235 thousand, as compared to a net credit for loan losses of $1.5 million, which reflected the previously noted recovery.

Non-interest income was $386 thousand in the quarter, 20% higher than the prior quarter.  The current quarter included $66 thousand from the gain on sale of SBA loans as Patriot’s internal SBA initiative began to contribute to earnings growth.  Year-to-date non-interest income of $708 thousand was 13% higher than the prior year, primarily due to a loss on security sales recognized in the first half of 2017 and gains on the sale of loans recognized in the second quarter of 2018.

Non-interest expense increased $170 thousand over the prior quarter, and increased $947 thousand over the second quarter of 2017. The expenses were impacted by non-recurring project costs associated with the acquisition of Prime Bank and pending acquisition of Hana SBL, and an income tax related consulting project.  These costs totaled $592 thousand and $1.1 million for the second quarter and year-to-date period, respectively. The first half of 2017 non-interest expense did not include any non-recurring project costs.

The income tax provision in the second quarter of $380 thousand represented an effective tax rate of 27% and reflects the positive impact of the tax rate changes enacted in the fourth quarter of 2017.

As of June 30, 2018 shareholders’ equity was $68.4 million, an increase of $3.1 million from a year ago.  Patriot’s book value per share increased to $17.51 at June 30, 2018, as compared to $16.77 a year ago.

The Bank’s capital ratios continue to be strong, as the Bank maintained its “well capitalized” regulatory status.  The capital ratios improved from the first quarter 2018 level as the result of the subordinated debt issuance completed at the end of the quarter.  A material amount of the proceeds from the debt issuance were down-streamed to the Bank.  As of June 30, 2018, Tier 1 leverage ratio was 10.03%, Tier 1 risk based capital was 11.05% and total risk based capital was 11.85%.

About the Company

Founded in 1994, Patriot National Bancorp, Inc. (“Patriot” or “Bancorp”) is the parent holding company of Patriot Bank N.A. (“Patriot”), a nationally chartered bank headquartered in Stamford, CT.  Patriot operates with full service branches in Connecticut and New York and provides lending products and services nationally. Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small business owners. Patriot places great value in the integrity of its people and how it conducts business.  An emphasis on building strong client relationships and community involvement are cornerstones of our philosophy as we seek to maximize shareholder value.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in Bancorp’s public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to, (1) changes in prevailing interest rates which would affect the interest earned on Bancorp’s interest earning assets and the interest paid on its interest bearing liabilities, (2) the timing of repricing of Bancorp’s interest earning assets and interest bearing liabilities, (3) the effect of changes in governmental monetary policy, (4) the components of Bancorp’s periodic earnings and assets, (5) the fact that certain of the income recognized by Bancorp in any quarter may not be repeated in future periods, (6) the effect of changes in regulations applicable to Bancorp and the Bank and the conduct of its business, (7) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks, (8) the ability of competitors that are larger than Bancorp to provide products and services which it is impracticable for Bancorp to provide, (9) the state of the economy and real estate values in Bancorp’s market areas, and the consequent effect on the quality of Bancorp’s loans, (10) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Bancorp, (11) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect Bancorp, (12) the application of generally accepted accounting principles, consistently applied, (13) the fact that one period of reported results may not be indicative of future periods, (14) the state of the economy in the greater New York metropolitan area and its particular effect on Bancorp customers, vendors and communities and other such factors, including risk factors, as may be described in Bancorp’s other filings with the SEC.

Contacts:
Patriot Bank, N.A.	Richard Muskus	Joseph Perillo	Michael Carrazza
900 Bedford Street	President	Chief Financial Officer	CEO and Chairman
Stamford, CT 06901	203-252-5939	203-252-5954	203-251-8230
www.BankPatriot.com

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Unaudited)
Dollars in thousands	June 30, 2018	March 31, 2018	June 30, 2017

Assets

Noninterest bearing deposits and cash	$4,589	$3,865	$3,185
Interest bearing deposits	81,052	58,127	7,658
Total cash and cash equivalents	85,641	61,992	10,843

Available-for-sale securities, at fair value	23,982	24,793	24,981
Other investments, at cost	4,450	4,450	4,450
Total investment securities	28,432	29,243	29,431

FRB & FHLB stock, at cost	8,371	8,415	8,257

Gross loans receivable	757,329	724,555	679,088
Allowance for loan losses	(6,525)	(6,485)	(5,944)
Net loans receivable	750,804	718,070	673,144

Accrued interest and dividends receivable	3,306	3,505	3,208
Premises and equipment, net	35,715	35,638	34,471
Other real estate owned	991	-	851
Deferred tax asset, net	11,085	11,335	11,212
Goodwill	2,100	-	-
Core deposit intangible, net	534	-	-
Other assets	3,256	2,219	2,003
Total assets	$930,235	$870,417	$773,420

Liabilities and Shareholders' Equity

Deposits
Noninterest bearing deposits	$83,808	$71,736	$77,778
Interest bearing deposits	628,504	583,562	484,261
	712,312	655,298	562,039

Federal Home Loan Bank and correspondent bank borrowings	110,000	120,000	120,000
Senior notes, net	11,740	11,722	11,666
Subordinated debt, net	9,576	-	-
Junior subordinated debt owed to unconsolidated trust	8,090	8,088	8,082
Note payable	1,484	1,532	1,675
Advances from borrowers for taxes and insurance	2,876	1,904	3,111
Accrued expenses and other liabilities	5,796	4,268	1,547
Total liabilities	861,874	802,812	708,120

	-		-
Common stock	40	40	40
Additional paid-in capital	106,982	106,928	106,797
Accumulated deficit	(36,808)	(37,805)	(40,368)
Treasury stock, at cost	(1,179)	(1,179)	(1,177)
Accumulated other comprehensive (loss) gain	(674)	(379)	8
Total Shareholders' Equity	68,361	67,605	65,300

Total Liabilities and Shareholders' Equity	$930,235	$870,417	$773,420

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)	Three Months Ended			Six Months Ended
Dollars in thousands, except per share data	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Interest and Dividend Income
Interest and fees on loans	$9,201	$8,774	$7,591	$17,975	$14,198
Interest on investment securities	291	266	242	557	413
Dividends on investment securities	128	121	93	249	175
Other interest income	270	151	19	421	83
Total interest and dividend income	9,890	9,312	7,945	19,202	14,869

Interest Expense
Interest on deposits	1,997	1,657	1,129	3,654	2,118
Interest on Federal Home Loan Bank borrowings	502	257	183	759	261
Interest on senior debt	228	229	228	457	457
Interest on subordinated debt	112	99	89	211	174
Interest on note payable	10	7	8	17	17
Total interest expense	2,849	2,249	1,637	5,098	3,027

Net interest income	7,041	7,063	6,308	14,104	11,842

Provision (credit) for loan losses	50	185	260	235	(1,489)

Net interest income after provision (credit) for loan losses	6,991	6,878	6,048	13,869	13,331

Non-interest Income
Loan application, inspection and processing fees	12	8	15	20	36
Deposit fees and service charges	132	134	146	266	295
Gains on sale of loans	66	-	-	66	-
Rental income	83	84	91	167	185
Loss on sale of investment securities	-	-	-	-	(78)
Other income	93	96	97	189	188
Total non-interest income	386	322	349	708	626

Non-interest Expense
Salaries and benefits	2,854	2,769	2,497	5,623	4,927
Occupancy and equipment expense	776	741	807	1,517	1,582
Data processing expense	322	317	326	639	446
Professional and other outside services	457	572	550	1,029	1,202
Merger/tax initiative project expenses	592	523	-	1,115	-
Advertising and promotional expenses	59	78	111	137	185
Loan administration and processing expenses	30	13	14	43	23
Regulatory assessments	298	252	163	550	342
Insurance expenses	53	55	56	108	115
Material and communications	110	113	103	223	190
Other operating expenses	410	358	387	768	696
Total non-interest expense	5,961	5,791	5,014	11,752	9,708

Income before income taxes	1,416	1,409	1,383	2,825	4,249

Provision for Income Taxes	380	344	579	724	1,715
Net income	$1,036	$1,065	$804	$2,101	$2,534

Basic earnings per share	$0.27	$0.27	$0.21	$0.54	$0.65
Diluted earnings per share	$0.26	$0.27	$0.21	$0.54	$0.65

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARY
FINANCIAL RATIOS AND OTHER DATA
(Unaudited)
Dollars in thousands, except shares outstanding and per share data

	Quarter Ended
	June 30, 2018	March 31, 2018	June 30, 2017

Quarterly Performance Data:
Net Income	$1,036	$1,065	$804
Return on Average Assets	0.46%	0.51%	0.43%
Return on Average Equity	6.06%	6.37%	4.95%
Net Interest Margin	3.34%	3.55%	3.61%
Efficiency Ratio	80.3%	78%	75%
Qtr % increase loans	5%	1%	8%
Qtr % increase deposits	9%	3%	0%

Asset Quality:
Nonaccrual loans	$6,577	$5,036	$1,859
Other real estate owned	991	-	851
Total nonperforming assets	$7,568	$5,036	$2,710

Nonaccrual loans / loans	0.87%	0.70%	0.27%
Nonperforming assets / assets	0.81%	0.58%	0.35%
Allowance for loan losses	$6,525	$6,485	$5,944
Valuation reserve	1,717	-	-
Allowance for loan losses with valuation reserve	$8,242	$6,485	$5,944

Allowance for loan losses / loans	0.86%	0.90%	0.88%
Allowance / nonaccrual loans	99.2%	128.8%	319.7%
Allowance for loan losses and valuation reserve / loans	1.09%	0.90%	0.88%
Allowance for loan losses and valuation reserve / nonaccrual loans	125.3%	128.8%	319.7%

Gross loan charge-offs for the quarter	$13	$-	$13
Gross loan (recoveries) for the quarter	$(3)	$(3)	$-
Net loan charge-offs (recoveries) for the quarter	$10	$(3)	$13

Capital Data and Capital Ratios
Book value per share (1)	$17.51	$17.32	$16.77
Shares outstanding	3,904,578	3,902,610	3,894,128
Bank Capital Ratios:
Leverage Ratio	10.03%	9.72%	9.97%
Tier 1 Capital	11.05%	10.90%	10.73%
Total Risk Based Capital	11.85%	11.76%	11.59%

(1) Book value per share represents shareholders' equity divided by outstanding shares.